KBR Announces Fourth Quarter and Annual 2014 Financial Results

▪	New KBR on track to achieve target margins and $200 million annualized savings

▪	Company’s results reflect previously announced restructuring related charges

HOUSTON, Texas — February 27, 2015 — KBR, Inc. (NYSE: KBR), a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, announced today its fourth quarter and annual 2014 financial results. The results reflect charges associated with the Company’s restructuring previously announced in December 2014.

Fourth Quarter Results

Net loss attributable to KBR was $1.24 billion, or $8.57 per diluted share, in the fourth quarter of 2014 compared to a net loss of $56 million, or $0.38 per diluted share, in the fourth quarter of 2013. Consolidated revenue in the fourth quarter of 2014 was $1.4 billion compared to $1.7 billion in the fourth quarter of 2013.

“Our fourth quarter consolidated results reflect the significant charges associated with the company’s restructuring previously announced in December 2014. The transformation of KBR has begun and is proceeding according to plan. While oil prices remain depressed, KBR’s technology and project delivery capability for natural gas derivative products and associated downstream facilities positions us well for project awards during 2015. In recent months we have won a number of key contracts that reflect our strategy, including a large scale ammonia EPC project for Yara and BASF, BG Group’s Global Upstream Alliance Partnership, a long-term agreement for Offshore Oil & Gas Projects for Saudi Aramco, and a reimbursable construction project in North America,” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc.

“Looking forward, we are on track to achieve the 2016 targets set forth on our analyst day for segment profit margin percentages and a $200 million cost reduction,” Bradie said.

Business Discussion (All comparisons are fourth quarter 2014 versus fourth quarter 2013, unless otherwise noted.)

Restructuring-Related Charges

In conjunction with the company’s previously announced restructuring, fourth quarter 2014 results include significant charges and additional tax valuation allowances. The details of which are included in a separate schedule attached.

Technology & Consulting (T&C) Results

Technology & Consulting revenue was $68 million, a decrease of $26 million, primarily due to a decline in volume from completed Basic Engineering Design (BED) activities on several projects. Gross profit was $5 million, a decline of $12 million, resulting from changes in revenue estimates at completion on a number of legacy projects.

Looking forward, the Company sees continued global opportunities for ammonia-related projects and for refining and olefins projects including new builds and revamps to improve efficiencies of existing facilities.

Engineering & Construction (E&C) Results

Engineering & Construction (E&C) revenue was $1,038 million, a decrease of $68 million, while E&C gross profit was $32 million, an increase of $72 million. Revenue declined primarily due to lower progress on large gas-to-liquid and LNG projects as they neared completion during 2014, offset by growth in ammonia, oil and gas projects and activities in Canada. Gross profit was primarily driven by continued strong performance on two major LNG projects, partially offset by a $22 million net increase in forecast costs to complete certain projects, including a gain on Canadian pipe and module assembly projects from claims settlements and project close out activities.

Equity in earnings of unconsolidated affiliates was $27 million, an increase of $13 million, which reflects continued strong performance on a major LNG project.

Looking forward, the Company continues to see opportunities for certain LNG, FLNG, oil & gas, ammonia and other downstream projects as well as ongoing work for industrial services type contracts at refining and chemical facilities on the U.S. Gulf Coast.

Government Services (GS) Results

Government Services revenue was $111 million, a decline of $126 million, while gross profit was a loss of $60 million, which is consistent with the range of charges outlined in our December analyst presentation. The loss was driven primarily by $46 million in charges relating to the legacy LogCAP III and RIO contracts (included in the restructuring charge schedule attached). Additionally, the loss reflects $17 million in increased estimated costs to complete two projects where we have not received change orders from clients. If change orders are received, the company will revise the projects’ estimates to complete, accordingly.

Government Services equity in earnings of unconsolidated affiliates was $18 million, essentially flat with the prior period and reflects continued strong performance on contracts located in the United Kingdom.

Non-Strategic Business Results

Non-Strategic Business results reflect the following activities in which we intend to divest or cease pursuing new contracts:

•	KBR Building Group
•	Fixed-price stand-alone EPC power projects
•	Fixed-price construction-only projects
•	Fixed-price U.S. infrastructure and minerals projects

Non-Strategic Business revenue was $200 million, down $43 million, and gross profit was a loss of $139 million, down $132 million. The decrease in gross profit was primarily driven by $130 million in charges on fixed-price EPC power projects and is in line with the range of estimated charges outlined in December 2014 (see the attached restructuring schedule).
2015 Guidance

2015 is expected to be a transition year for KBR as the company implements its strategy to focus on the global hydrocarbons and international government services markets. KBR will continue its efforts to exit non-strategic businesses and to reduce operating costs. The company also plans to continue efforts to obtain negotiated resolutions of ongoing commercial disputes and will continue to defend against unjustified claims. KBR currently forecasts 2015 legal costs associated with legacy U.S. Government contracts to range from $18 million - $25 million. Excluding these legacy-related costs, the company expects 2015 fully diluted EPS to be in the range of $1.07 and $1.22.

The company continues to expect the following segment gross profit plus equity in earnings of unconsolidated affiliates margin percentages by year-end 2016 as follows:

Technology & Consulting                                                                low twenties
Engineering & Construction                                                                upper single digits
Government Services                                                                low teens (excluding legacy issues)

Capital Allocation

The Company remains committed to a balanced capital allocation strategy. During 2014, KBR repurchased 4.0 million shares and returned $153 million to shareholders through share repurchases and dividends. Since January 2007, KBR has returned $970 million to its shareholders via share repurchases and dividends.

Fourth Quarter 2014 Significant Achievements and Awards

•
KBR signed a technical services agreement by Magnolia LNG LLC to provide cost verification and other services associated with the delivery of the Magnolia LNG export terminal project located in the Port of Lake Charles, LA.

•	KBR was awarded a concept study contract by Statoil for the revamp and expansion of its Mongstad Refinery, near Bergen in Norway.
•	KBR was awarded a contract by Lotte Chemical Titan (M) SDN. BHD. to provide licensing and basic engineering design services to revamp an existing steam cracker plant in the Asia Pacific Region.
•	KBR was awarded a contract to construct Bell Helicopter’s new facility in Lafayette, LA.
•	KBR signed an agreement with Chiyoda to license Chiyoda’s ACETICA® technology. ACETICA is the only open-market licensed acetic acid technology.
•	KBR was awarded an indefinite-delivery/indefinite-quantity job order construction contract by the Naval Facilities Engineering Command Europe Africa Southwest Asia for the largest U.S. base in Africa.
•
KBR and its joint venture partnership with PT Rekayasa Industries, JGC Corporation and PT JGC Indonesia, the RJK JV, was awarded the onshore FEED contract by BP for a third liquefaction train at the Tangguh LNG Project in West Papua province, Indonesia.

About KBR, Inc.

KBR, Inc. is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing around 25,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:

•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through Granherne/Energo and GVA
•	Engineering & Construction, including Upstream Oil & Gas; LNG/GTL; Downstream Petrochemicals and Chemicals; and differentiated EPC
•	Government Services, including program management and long term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services and integrated EPC skills to ensure a consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com.

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K/A, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Zac Nagle
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Richard Goins
Director, Communications
713-753-8209
Mediarelations@kbr.com

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

Three Months Ended December			
	2014		2013	
Revenue:				
Technology & Consulting	$	68	$	94
Engineering & Construction		1,038		1,106
Government Services		111		237
Subtotal		1,217		1,437
Non-strategic Business		200		243
Total revenue		1,417		1,680
Gross profit (loss):				
Technology & Consulting		5		17
Engineering & Construction		32		(40)
Government Services		(60)		37
Subtotal		(23)		14
Non-strategic Business		(139)		(7)
Total gross profit (loss)		(162)		7
Equity in earnings of unconsolidated affiliates:				
Technology & Consulting		-		-
Engineering & Construction		27		14
Government Services		18		16
Subtotal		45		30
Non-strategic Business		-		-
Total equity in earnings of unconsolidated affiliates		45		30
General and administrative expenses		(61)		(67)
Impairment of goodwill		(446)		-
Asset impairment and restructuring charges		(214)		-
Gain (loss) on disposition of assets		(1)		3
Operating income (loss)		(839)		(27)
Other non-operating income (expenses)		(1)		(1)
Income (loss) before income taxes and noncontrolling interests		(840)		(28)
Provision for income taxes		(391)		(24)
Net income (loss)		(1,231)		(52)
Net income attributable to noncontrolling interests		(10)		(4)
Net income (loss) attributable to KBR	$	(1,241)	$	(56)
Net income (loss) attributable to KBR per share:				
Basic	$	(8.57)	$	(0.38)
Diluted	$	(8.57)	$	(0.38)
Basic weighted average shares outstanding		145		148
Diluted weighted average shares outstanding		145		149
Cash dividends declared per share	$	0.08	$	0.08

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

Twelve Months Ended December 31, 2014		Twelve Months Ended December 31, 2013	
Cash flows from operating activities:				
Net income (loss)	$	(1,198)	$	171
Adjustments to reconcile net income to net cash provided by operating activities:				
Depreciation and amortization		72		68
Equity in earnings of unconsolidated affiliates		(163)		(137)
Deferred income tax expense		353		18
Gain on disposition of assets		(7)		(2)
Gain on negotiated settlement with former parent		(24)		-
Impairment of goodwill		446		-
Asset impairment		171		-
Other		11		21
Changes in operating assets and liabilities:				
Accounts receivable, net of allowance for doubtful accounts		170		-
Costs and estimated earnings in excess of billings on uncompleted contracts		(107)		140
Accounts payable		(10)		49
Billings in excess of costs and estimated earnings on uncompleted contracts		144		(20)
Accrued salaries, wages and benefits		(29)		(14)
Reserve for loss on uncompleted contracts		57		53
Receipts of advances from unconsolidated affiliates, net		13		14
Distributions of earnings from unconsolidated affiliates		249		180
Payment on performance bonds for EPC 1 project in Mexico		-		(108)
Income taxes payable		14		(51)
Pension funding		(48)		(54)
Retainage payable		(16)		(35)
Subcontractor advances		(3)		20
Other assets and liabilities		75		(16)
Total cash flows provided by operating activities		170		297
Cash flows from investing activities:				
Acquisition or disposition of businesses		-		10
Purchases of property, plant and equipment		(53)		(78)
Proceeds from sale of assets and investments		9		6
Total cash flows used in investing activities		(44)		(62)
Cash flows from financing activities:				
Payments to reacquire common stock		(106)		(7)
Investments from noncontrolling interests		10		9
Distributions to noncontrolling interests		(61)		(109)
Payments of dividends to shareholders		(47)		(36)
Net proceeds from issuance of common stock		4		6
Payments on short-term and long-term borrowings		(11)		(14)
Other		1		3
Total cash flows used in financing activities		(210)		(148)
Effect of exchange rate changes on cash		(52)		(34)
Increase (decrease) in cash and equivalents		(136)		53
Cash and equivalents at beginning of period		1,106		1,053
Cash and equivalents at end of period	$	970	$	1,106

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

Three Months Ended December 31,			
	2014		2013	
Cash flows from operating activities:				
Net income (loss)	$	(1,231)	$	(52)
Adjustments to reconcile net income to net cash provided by operating activities:				
Depreciation and amortization		17		19
Equity in earnings of unconsolidated affiliates		(45)		(30)
Deferred income tax (benefit) expense		355		(43)
Gain on disposition of assets		1		(3)
Gain on negotiated settlement with former parent		-		-
Impairment of goodwill		446		-
Asset impairment		171		-
Other		(14)		3
Changes in operating assets and liabilities:				
Accounts receivable, net of allowance for doubtful accounts		104		(124)
Costs and estimated earnings in excess of billings on uncompleted contracts		2		181
Accounts payable		33		113
Billings in excess of costs and estimated earnings on uncompleted contracts		91		81
Accrued salaries, wages and benefits		(13)		-
Reserve for loss on uncompleted contracts		44		23
Receipts of advances from unconsolidated affiliates, net		(1)		2
Distributions of earnings from unconsolidated affiliates		37		29
Payment on performance bonds for EPC 1 project in Mexico		-		-
Income taxes payable		(8)		117
Pension funding		(11)		(28)
Retainage payable		(8)		(6)
Subcontractor advances		(3)		6
Other assets and liabilities		25		(72)
Total cash flows provided by operating activities		(8)		216
Cash flows from investing activities:				
Acquisition or disposition of businesses		-		10
Purchases of property, plant and equipment		(7)		(21)
Proceeds from sale of assets and investments		-		(1)
Total cash flows provided by (used) in investing activities		(7)		(12)
Cash flows from financing activities:				
Payments to reacquire common stock		(4)		-
Investments from noncontrolling interests		-		-
Distributions to noncontrolling interests		(12)		(51)
Payments of dividends to shareholders		(12)		(12)
Net proceeds from issuance of common stock		-		1
Payments on short-term and long-term borrowings		(4)		(5)
Other		-		2
Total cash flows used in financing activities		(32)		(65)
Effect of exchange rate changes on cash		(31)		8
Increase (decrease) in cash and equivalents		(78)		147
Cash and equivalents at beginning of period		1,048		959
Cash and equivalents at end of period	$	970	$	1,106

KBR, Inc.:  Backlog Information (a)
(Millions) (Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures estimated revenue.  However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations.  Our backlog for projects related to unconsolidated joint ventures totaled $4.3 billion, $5.5 billion and $5.8 billion at December 31, 2014, 2013, and 2012, respectively.  Our backlog related to consolidated joint ventures with noncontrolling interest totaled $0.9 billion, $1.5 billion and $2.1 billion at December 31, 2014, 2013, and 2012, respectively.

As of December 31, 2014, 40% of our backlog was attributable to fixed-price contracts and 60% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of December 31, 2014, 2013, and 2012.

(b)	Backlog attributable to unfunded government orders was $0.0 billion, $0.2 billion and $0.2 billion as of December 31, 2014, 2013, and 2012, respectively.

KBR, Inc.: 4Q2014 Restructuring Charges
(Millions) (Unaudited)